Exhibit 10.32

SUNOCO LP
2018 LONG-TERM INCENTIVE PLAN

Time-Vested Restricted Unit/Phantom Unit Agreement

This Restricted Unit/Phantom Unit Agreement (the “Agreement”), is entered into on the date of acceptance by the participant (the “Participant”) (as defined below) and is made by and between Sunoco LP (the “Partnership”) and the Participant. The Partnership, the Company and its and their subsidiaries may collectively be referred to as the “SUN Entities” and each a “SUN Entity.” Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

Recitals:

WHEREAS, Sunoco GP LLC (the “Company”), the general partner of the Partnership, maintains the Sunoco LP 2018 Long-Term Incentive Plan, as amended and restated from time to time (the “Plan”), which Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company; and

WHEREAS, the Committee has determined to make an award (the “Award”) to the Participant of restricted units and/or phantom restricted units (the “Restricted Units”), representing the right to receive, following vesting of and upon settlement of the Restricted Units, common units representing limited partnership interests in the Partnership, subject to a risk of forfeiture pursuant to the terms and conditions of this Agreement and the Plan; and

WHEREAS, the Participant has determined to accept such Award;

NOW, THEREFORE, the Partnership and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I:
Award of Restricted Units

1.1 Award. Subject to the terms and conditions of the Plan and this Agreement, the Partnership hereby grants the Participant an Award of Restricted Units as specified within the Participant’s RSU account within Fidelity Stock Plan Services, LLC (the Company’s online equity award tracking system at the time of the Award). The details of the Award are as follows:

(a)	Participant: Participant Name

(b)	Date of Grant: Grant Date

(c)	Total Number of Restricted Units: Number of Awards Granted

(d)	Vesting Schedule:
•60% on the third December 5th following the date of the Award
•40% on the fifth December 5th following the date of the Award

This Award includes tandem Distribution Equivalent Rights (“DERs”), which entitle the Participant to receive with respect to each Restricted Unit, so long as the underlying Restricted Unit has not either vested or been forfeited, an amount in cash equal to the distributions per common unit made by the Partnership on its outstanding common units with such payment being made promptly following each such distribution made by the Partnership.

1.2 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the Plan, the provisions in the Plan shall govern and prevail. This Agreement is subject in all respects to the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder. Capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.3 Vesting/Payments. Except as otherwise provided herein, this Award is subject to vesting over a five (5) year period, with 60% of this Award to vest on the third December 5th following the date of the Award, and the remaining 40% to vest on the fifth December

5th following the date of the Award subject to the Participant’s continued employment with the Partnership or one of its affiliates on each applicable vesting date.

(a)Settlement of Vested Restricted Units. Upon the vesting of a Restricted Unit, as soon as practicable thereafter, the Company or the Partnership shall deliver or cause to be delivered to the Participant one common unit of the Partnership for each vested Restricted Unit, subject to applicable governmental tax withholdings described in 1.3(c).

(b)Payment of DERs. As noted above, the Participant is entitled to receive from the Partnership, with respect to each Restricted Unit that has not either vested or been forfeited, DERs. Upon the forfeiture or vesting of the underlying Restricted Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions on Restricted Units made prior to the date of such forfeiture or vesting.

(c)Tax Withholding. All vestings of Restricted Units and payments with respect to DERs under this Agreement are subject to applicable governmental tax withholdings as determined by the Partnership. Prior to vesting of Restricted Units or payment with respect to DERs, the Participant must satisfy applicable governmental tax withholding due with respect to such vesting or payment.
(i) Payment in Units. Participant may elect to satisfy withholding obligations associated with the vesting of Restricted Units in cash or by surrendering a number of Restricted Units sufficient to satisfy such withholding obligations. The fair market value of each vesting Restricted Unit shall be determined in accordance with the Plan.
(ii) Payment in Cash. Cash payments of DERs, shall be made net of any applicable governmental withholding.

1.4 Change of Control. Notwithstanding Section 1.3 of this Agreement, in the event of a Change of Control, as that term is defined in the Plan, occurring prior to the date all outstanding Restricted Units granted hereunder have vested in accordance with Section 1.3 above, all then-outstanding unvested Restricted Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and the Company or the Partnership shall deliver the Units (or the amount of cash equal to the Fair Market Value of such common units as of the date of such event) to the Participant as soon as practicable thereafter, but in no event later than March 15 of the calendar year following the calendar year in which the Change of Control occurs.

1.5 Termination of Employment.
(a) Death or Permanent Disability. No portion of this Award shall be forfeited as a result of the occurrence, prior to the end of the Restricted Period, of the Participant’s death or Disability (as defined in the Plan). Instead, in the event of the Participant’s death or Disability, this Award shall become immediately vested and nonforfeitable and the Company or the Partnership shall deliver the Units to the Participant or the Participant’s estate, as soon as practicable thereafter.
(b) Qualified Retirement. Participants who have at least five (5) years of service and leave the Partnership, or one of its affiliates or subsidiaries, voluntarily due to retirement will be eligible for the accelerated vesting of this Award per the following schedule:

•	Participants ages 65-68 are eligible for the accelerated vesting of 40% of the remaining unvested Restricted Units under the Award at the time of the Participant’s retirement.

•	Participants over the age of 68 are eligible for the accelerated vesting of 50% of the remaining unvested Restricted Units under the Award at the time of the Participant’s retirement.
(c) Termination due other than to Death, Disability or Qualified Retirement. The Award granted hereunder is for the express purpose of retaining the services and engagement of the Participant for the full time of the Restricted Period. Except as otherwise provided in the Plan or in Section 1.5(a) and (b) of this Agreement, the unvested portion of this Award shall be automatically forfeited for no consideration as a result of the termination of the Participant’s employment with the Partnership or one of its affiliates for any reason, including by reason of retirement prior to the end of the Restricted Period, and Participant shall not have any further rights with respect to any such forfeited Restricted Units.
(d) Leaves of Absence. The Committee shall determine whether any leave of absence constitutes a termination of employment within the meaning of the Plan and the impact of such leave of absence on awards made to Participant under the Plan.

ARTICLE II
Restrictive Covenants

2.1 Confidentiality and Access to Confidential Information

(a) Participant’s Receipt of and Access to Confidential Information and Protected Relationships. In connection with Participant’s Service to the SUN Entities, the Partnership and/or its affiliates have provided and will continue to provide Participant access to, and/or allow Participant the opportunity to develop, confidential information of the SUN Entities, including certain information pertaining to the SUN Entities’ past, current, and future: business plans, corporate opportunities, operations, acquisition, merger or sale strategies; production, product development, product names and marks; marketing, costs, pricing, financial performance, business plans, and strategic plans; financial statements and all information relating to financial activities, assets, and liabilities; operation or production procedures or results; trade secrets; partners, partnership or other business arrangements or agreements with third parties; customers including their identities, contact persons, sales volumes, preferences, requirements, history, and contracts; and technical information, including equipment, drawings, blueprints, services and processes, along with any other information relating to the SUN Entities’ business that is treated by the Partnership as confidential (all of the foregoing collectively, “Confidential Information”). The SUN Entities will also provide Participant access to, and the opportunity to develop, business relationships with the SUN Entities’ customers, clients, and partners with whom the SUN Entities have developed goodwill and to which Participant would not otherwise have access (collectively, “Protected Relationships”). Participant acknowledges and agrees that even if Participant creates or adds to any Confidential Information or Protected Relationships, Participant is being compensated to do so under Participant’s Service with the SUN Entities and any such information is and will remain the property of the Partnership.
(b)Participant’s Obligations of Non-Use and Non-Disclosure. Participant acknowledges that the business of the Partnership and its affiliates is highly competitive and that the Confidential Information and opportunity to develop Protected Relationships are valuable, special, and unique assets of the Partnership and its affiliates which they use in their business to obtain a competitive advantage over their competitors which do not know or use this information. Participant further acknowledges that protection of the Confidential Information and Protected Relationships against unauthorized disclosure and use is of critical importance to the Partnership and its affiliates in maintaining their competitive position. Accordingly, Participant hereby agrees that Participant will not, at any time during or after Participant’s Service to any of the SUN Entities, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Protected Relationships, except for the benefit of, and on behalf of, the SUN Entities.
(c)Third-Party Information. Participant acknowledges that, as a result of Participant’s service with the Partnership, Participant has had and will continue to have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the SUN Entities. Participant agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.
(d)Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Participant during the period of Participant’s Service which contain or disclose the Confidential Information and/or Protected Relationships shall be and remain the property of the SUN Entities. Upon request, and in any event without request upon termination of Participant’s service for any reason, Participant shall promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the SUN Entities.
(e)Restriction Limitations. Notwithstanding the foregoing or anything herein to the contrary, Participant acknowledges and agrees that (i) nothing contained in this Agreement will prohibit Participant from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in this Agreement is intended to or will prevent Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Participant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.2 Non-Solicit/Non-Hire

(a)Consideration for Restrictive Covenants. The restrictive covenants contained in this Section 10 are supported by consideration to Participant from the Partnership as specified in this Agreement, including, but not limited to, the consideration provided in Article I and Section 2.1 Participant agrees that the restrictive covenants contained in this Section 2.2 are in exchange for the consideration specified herein, as a material incentive for the Partnership to enter into this Agreement, to help enforce Participant’s agreement not to use or disclose Confidential Information and Protected Relationships as set forth in Section 2.1, and to protect the SUN Entities’ goodwill which Participant will help develop during Participant’s period of service.

(b)Non-Solicitation/Non-Hire of Employees. During the Restrictive Covenant Period (as defined below), Participant shall not, without written consent of the SUN Entities, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire, retain or seek to hire or retain any employee of the SUN Entities or in any other manner attempt directly or indirectly to solicit, influence, induce, or encourage any employee of the SUN Entities to leave the employment of the SUN Entities, nor shall Participant use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the SUN Entities for the purpose of soliciting or hiring such employee for potential employment or services on behalf of any person or entity other than the SUN Entities.

(c)Non-Solicitation of Customers and Business Partners. During the Restrictive Covenant Period, Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly:

(i)	influence, induce, solicit or encourage any customer or business partner of the SUN Entities to abandon, reduce, or materially change its business relationship with the SUN Entities, or

(ii)	provide products or services related to the Restricted Business (as defined below) to any customer or business partner of the SUN Entities.

During the post-employment period of the Restrictive Covenant Period, this Section 2.2(c) shall only restrict Participant’s activities with respect to (i) customers and business partners of the SUN Entities with whom Participant had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) in the twenty-four (24) months preceding the termination of Participant’s employment for any reason, or (ii) customers and business partners of the SUN Entities about whom Participant learned Confidential Information in the twenty-four (24) months preceding the termination of Participant’s Service for any reason.

(d)Definitions.

(i)
Restricted Business. The Restricted Business is defined as the products and services provided or proposed to be provided by the SUN Entities during Participant’s employment and which Participant (i) was directly involved or indirectly involved through the supervision of other employees; or (ii) about which Participant received Confidential Information.

(ii)
Restrictive Covenant Period. The Restrictive Covenant Period is defined as the period of time during Participant’s employment with any SUN Entity and continuing for one (1) year after the date Participant is no longer employed by any of the SUN Entities, regardless of the reason for the termination of Participant’s employment and regardless of whether Participant’s employment was terminated by Participant or the SUN Entities.

(e)    Reasonableness of Restrictions; Breach and Reformation. Participant understands and agrees that the restrictions and obligations upon Participant contained in this Agreement are material to the SUN Entities and that this Agreement would not be entered into without these promises from Participant. Participant acknowledges that these restrictions and obligations do not terminate when Participant’s employment terminates. Participant understands that the restrictions in Sections 2.1 and 2.2 of this Agreement may limit Participant’s ability to engage in a business similar to or competitive with the SUN Entities, but acknowledges that Participant will receive sufficient consideration from the SUN Entities under this Agreement to justify such restrictions. Participant further acknowledges that the foregoing restrictions and obligations do not prevent Participant from earning a living with the skills and experience Participant currently possesses. Participant acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Participant, and, as such, the SUN Entities shall be entitled to enforce their rights under this Agreement by injunctive relief in addition to all remedies available at law or in equity. Participant agrees that in the event of a breach, or a threatened breach, by Participant of any of the provisions of Sections 2.1 and 2.2 of this Agreement the SUN Entities shall be entitled to seek, in addition to any and all other rights, remedies or damages (including the right to receive any and all common units of the Partnership delivered hereunder or the market value of the common units delivered hereunder) available to the SUN Entities at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Participant, or by any or all of Participant’s partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or in concert with, Participant, and that the SUN Parties shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

It is expressly understood and agreed that Partnership and Participant consider the restrictions and obligations upon Participant contained in this Section 2.2 to constitute reasonable restraints as to time, geography, and activities involved, and to be necessary for the purposes of preserving and protecting the goodwill, Confidential Information, Protected Relationships, and other legitimate business interests of the SUN Entities. Nevertheless, if any covenant contained in this Section 2.2 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the legitimate business interests of the SUN Entities, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of the SUN Entities. Participant hereby expressly waives, and agrees not to assert, any challenge to any restrictive covenant in this Agreement premised upon insufficiency of consideration, over breadth or unreasonableness, or that any provisions of this Agreement are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

ARTICLE III
General Provisions

3.1 Successors and Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Company, Partnership and their respective successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Partnership’s assets and business. Unless otherwise provided by the Committee: (a) no part of this Award shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution; and (b) during the Participant’s life, this Award shall be payable only to Participant, or Participant’s guardian or legal representative. In the event of the Participant’s death, payment, to the extent permitted by this Agreement and the Plan, shall be made to the Participant’s estate.

3.2 Rights as a Limited Partner. Until Units have been validly issued (as fully paid common units representing limited partnership interests in the Partnership) in settlement of vested Restricted Units to the Participant or any other person, neither Participant nor such other person shall be entitled to any privileges of common unit ownership, (including, without limitation, any voting rights or any right to distributions paid with respect to the common units underlying the Restricted Units), or otherwise have any rights as a limited partner, by reason of the Award.

3.3 No Right to Continued Employment. Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Partnership or any Affiliate thereof or establish standards regarding the termination from employment of the Participant. Furthermore, the Company, Partnership or any of its and their affiliates may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company or an Affiliate thereof.

3.4 Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties hereto.

3.5 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

3.6 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

3.7 Notices. Communications shall be addressed and directed to the parties, as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:
(a) if to the Partnership:                Sunoco LP
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Attn: Chief Human Resources Officer

Notices to the Partnership shall be deemed to have been duly given or made upon actual receipt by the Partnership.

(b) if to the Participant: to the address for Participant as it appears on the Partnership’s records.

3.8 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

3.9 Amendments, Suspension and Termination. Solely to the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant

3.10 Code Section 409A

(a)General. This Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”) and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement and the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

(b)Delayed Payment Rule. If and to the extent any portion of any payment provided to the Participant under this Agreement in connection with the Participant’s “separation from service” (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), as determined by the Company and the Partnership in accordance with the procedures separately adopted by the Company and the Partnership for this purpose, by which determination the Participant, as a condition to accepting benefits under this Agreement and the Plan, agrees to be bound, such portion of the Restricted Units and, if applicable DERs, to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of the Participant’s death (as applicable, the “New Payment Date”). Any amount that is otherwise payable within the six (6) month period described in the preceding sentence, will be aggregated and paid in a lump sum without interest. In addition, if a distribution is paid by the Partnership with respect to its common units during the six month period between the Participant’s separation from service and the New Payment Date, the Partnership shall calculate the distribution amount that the Participant would have received with respect to each Restricted Unit that is not settled through delivery of a common unit pursuant to this Section 15 during the six (6) month delay period and shall pay such amount, without interest, to the Participant on the New Payment Date

(c)Separate Payments, No Acceleration. For purposes of Section 409A, each payment or settlement of any portion of the Restricted Units under this Agreement shall be treated as a separate payment of compensation. None of the Company, the Partnership nor the Participant shall have the right to accelerate or defer the delivery of any such Restricted Units except to the extent specifically permitted or required by Section 409A.

(d)No Representation. The Company and the Partnership make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

3.11 Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

BY ACCEPTING THIS AGREEMENT ONLINE YOU AGREE TO THE TERMS OF THE AWARD AS SPECIFIED HEREIN.